EXHIBIT 99.1
TRIDENT MICROSYSTEMS REPORTS SELECTED FINANCIAL RESULTS FOR
FIRST QUARTER FISCAL YEAR 2007
September quarter revenue grew 34 % sequentially
December quarter revenue expected to be flat to slightly up sequentially
Sunnyvale, Calif., -— October 25, 2006: Trident Microsystems, Inc. (NASDAQ: TRID) a leading provider of digital TV technology for the consumer digital video marketplace today announced for the first fiscal quarter of 2007, ending September 30, 2006, the company achieved net revenues of $70,109,000, a sequential increase of 34% from the $52,213,000 reported in the June 30, 2006 quarter and a 111% year over year increase from the $33,204,000 reported in the quarter ended September 30, 2005.
The company’s cash and short term investments at September 30, 2006 totaled $166.9 million — an increase of $14.2 million over the comparable $152.7 million June 30, 2006 balance. This also represented an increase of $60.9 million over the comparable $106.0 million balance at September 30, 2005.
Accounts receivable, net of an allowance for doubtful accounts and sales returns, was $11.3 million as compared to $3.6 million at June 30, 2006 and $6.1 million at September 30, 2005.
Although days of inventory on hand decreased by approximately 2 days, because of the increased volume of business and the fact that the company believes it is heading into a front-end loaded quarter, absolute inventory increased to $20.1 million from $15.0 million at June 30, 2006, and $5.0 million at the end of September 30, 2005.
As previously discussed, a Special Committee of the company’s Board of Directors is continuing to conduct an independent investigation regarding the company’s practices in administering stock option grants. Although the investigation and review of these matters is continuing, the company has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in the past may have differed from the recorded grant dates of such awards. Accordingly, the company believes it will have to record additional non-cash charges for stock-based compensation expense and restate previous financial statements, but is not yet able to determine the final amount of such charges or the resulting tax and accounting impact of these actions. Accordingly, the company is not providing detailed GAAP or Non-GAAP financial information for the quarter or fiscal year ended June 30, 2006 or the quarter ended September 30, 2006.
The company intends to issue full results for the fiscal year ended June 30, 2006, and to file its Annual Report on Form 10-K for that period, together with any restated historical financial statements, as soon as practicable after completion of the Special Committee review.

“This is an exciting time for Trident. We are pleased to report strong sequential revenue growth of 34% in the September quarter,” said Mr. Frank Lin, Trident’s Chairman and CEO. “Our growth has been broad based. Our top-tier OEM’s, namely, Sony, Samsung and Sharp, continued to be the major driver — growing in aggregate by approximately 24% and accounting for approximately 70% of our total revenue. The rest of the customer base also showed strong sequential growth of approximately 67%”, continued Mr. Lin. “Trident’s revenue growth momentum remains strong in the flat panel TV marketplace. We expect to add one more top-tier OEM account into our customer base and occupy significant share of such customer’s worldwide volume in calendar 2007. We have also expanded our penetration into other key OEM’s, including but not limited to the recently announced Toshiba LCDTV design win.”
“For the HiDTV product family, we are currently working closely with a few top-tier OEM’s and we believe we’re on track to deliver design wins by the end of this year. Furthermore, we do expect to continue building up design-win momentum and market share with our HiDTV SOC product offering into 2007/2008. Our strength comes mainly from the quality of our video processing and we continue to hold a strong position in the mid to high end quality segment for the calendar 2007 design cycle,” Said Mr. Lin.
On the development front, we are very pleased to report that our 7th generation product SVP UX/WX and HiDTV Pro CX are coming on-line smoothly and in accordance with our product development plan, and these products have been very well received by the market. These exciting products will move our video quality even higher by including new advanced features such as ME/MC (motion-estimation/motion-compensation) judder-free technology that greatly improves picture quality in fast motion scenes, which is particularly important in the European market. We expect to start generating revenue from the SVP UX/WX starting in the quarter ending March 31, 2007 and from HiDTV Pro CX in the second half of calendar 2007.
Having experienced much stronger sequential growth in the September quarter than our original expectation, we now expect the December quarter to be relatively flat or slightly up from the September quarter revenue levels.
Webcast, Teleconference and Taped Replay
The Company also announced that it will hold a conference call to discuss the earnings, which will be held on Wednesday, October 25, 2006 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Shareholders may participate in the call by calling 617-597-5345 passcode 31052977. The conference call will also be webcast by Thomson/CCBN and can be accessed at Trident’s web site at: http://www.tridentmicro.com. A replay of the conference call will be available from 5:00 p.m. Pacific Time October 25, 2006 until midnight Pacific Time November 1, 2006, and can be accessed by calling 888-286-8010 (domestic) or 617-801-6888 (international) and in either case using passcode 72384962.
Forward-Looking Information
This release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: the results of the review of the Special Committee, appointed by the Board of Directors on May 26, 2006, of matters relating to the company’s stock option grants, changes to our results identified in the close of audit process, the accuracy of the stated dates of option grants and whether all proper corporate procedures were followed; the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such reviews; the possibility that the company will not be able to timely file reports with the Securities and Exchange Commission; risks of litigation and of governmental investigations or proceedings arising out of or related to the company’s stock option grants or any restatement of the financial statements of the company; changes in trends in the DPTV industries, whether the Company is able to achieve timely product introductions, the failure to obtain design wins among major OEMs for the Company’s products, and competitive pressures, including pricing and competitors’ new product introductions. Additional factors that may affect the Company’s business are described in detail in the Company’s filings with the Securities and Exchange Commission.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, and DCRT. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For Press Releases:
Trident Microsystems, Inc.
John Edmunds
Chief Financial Officer
Tel: (408) 764-8808

Email: Investor@tridentmicro.com	Web site: http://www.tridentmicro.com

Trident Microsystems, Inc.

	Three Months Ended
	September 30,	June 30,	September 30,
(in thousands, unaudited)	2006	2006	2005
Revenues	$70,109	$52,213	$33,204

Condensed Consolidated Balance Sheet Items	September 30,	June 30,	September 30,
(in thousands, unaudited)	2006	2006	2005
Cash and cash equivalents	$120,059	$103,046	$52,871
Short-term investment — UMC	46,881	49,612	53,143

Total cash, cash equivalents and marketable securities	$166,940	$152,658	$106,014

Increase from prior year quarter end June 30, 2006	$14,282

Increase from prior year quarter end September 30, 2005	$60,926

Accounts receivable, net	$11,257	$3,609	$6,092

Inventories	$20,117	$14,986	$5,006